                                                                      EXHIBIT 12

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 SIX MONTHS ENDED
                                                       JUNE 30,                    YEAR ENDED DECEMBER 31,
                                              --------------------    --------------------------------------------------------
                                                  2002        2001       2001       2000        1999         1998        1997
                                              --------------------    --------------------------------------------------------
Pretax income from continuing operations .    $ 32,366    $ 64,546    $139,983    $ 37,446    $ 24,547    $ 14,025    $ 10,927
Less:  Income from equity investees ......         667         305         918         729         725         812         465
Less:  Minority interest .................          --          --          99          --          --          --          --
Distributed income from equity investees .         687         366         735         453         920         626         168
Amortization of capitalized interest .....      14,761      16,229      34,241       9,711       8,070       4,804       3,453
Interest .................................          67       1,617       1,087       3,282       1,837       1,694       1,987
Fixed charges ............................       9,909      13,682      26,297      17,051      11,261       9,256       8,571
Less:  Interest capitalized during the
   period ................................       8,631      10,543      22,067      13,212       9,339       7,497       6,518
Pretax loss/equity investees for charges
   from guarantees are in fixed charges ..          --          --          --          --          --          --          --
Preference security dividend .............          --          --          --          --          --          --          --
Minority interest in pretax income of subs
   that do not have fixed charges ........          --          --          --          --          --          --          --
                                              --------    --------    --------    --------    --------    --------    --------
Earnings .................................    $ 48,492    $ 85,592    $179,259    $ 54,002    $ 36,571    $ 22,096    $ 18,123
                                              ========    ========    ========    ========    ========    ========    ========


Net amortization of debt discount and
   premium and issuance expense ..........    $    868    $    864    $  1,735    $    240    $     --    $     --    $     --
Interest portion of rental expense .......         295         295         589         199          85          65          66
Interest incurred, whether expensed or
   capitalized ...........................       8,746      12,523      23,973      16,612      11,176       9,191       8,505
                                              --------    --------    --------    --------    --------    --------    --------
Fixed Charges ............................       9,909      13,682      26,297      17,051      11,261       9,256       8,571
                                              ========    ========    ========    ========    ========    ========    ========

Ratio of Earnings to Fixed Charges .......         4.9         6.3         6.8         3.2         3.2         2.4         2.1
                                              ========    ========    ========    ========    ========    ========    ========